Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 06-16

For more information contact: G. Darcy Klug, Executive Vice President
Phone: (337) 896-6664

OMNI UPDATES SECOND QUARTER GUIDANCE

Company Expects Second Quarter Earning per Share to Top Wall Street Estimates

CARENCRO, LA – JUNE 28, 2006 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today that it expects its 2006 second quarter fully diluted earnings per share to more than double the $0.10 fully diluted earnings per share reported for its 2006 first quarter. The Company also said its second quarter fully diluted earnings per share will be at least 40% higher than the average of Wall Street estimates—$0.16 per fully diluted share.

Commenting on the Company’s earnings per share guidance for the 2006 second quarter, James C. Eckert, OMNI’s Chief Executive Officer said, “We are continuing to see improved profit margins in our seismic drilling sector as a result of greater demand for these services coupled with improved utilization of equipment and personnel. Additionally, we are enjoying better than expected results from Preheat, Inc., our most recent acquisition that provided us with additional equipment leasing capabilities. The better than expected performance from both our seismic drilling and equipment leasing business sectors are significant contributors to the anticipated improved second quarter results. Additionally, barring any unexpected weather or permit delays, this improved performance trend may well continue through the remainder of 2006.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. The company provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to continue integrating successfully the acquisition referenced herein, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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